For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Announces Second Quarter 2019 Results

WEST PALM BEACH, Fla., July 31, 2019-Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 135 hotels wholly or through joint ventures, today announced results for the second quarter ended June 30, 2019. The company also updated its full-year guidance for 2019 and provided 2019 third quarter guidance.

Second Quarter 2019 Key Metrics

•
Portfolio Revenue per Available Room (RevPAR) - Declined 0.3 percent to $145, compared to the 2018 second quarter, for Chatham’s 38, comparable wholly owned hotels (excludes the Residence Inn Charleston Summerville which opened in August 2018 and the Courtyard Dallas Downtown which opened in September 2018). Average daily rate (ADR) declined 0.7 percent to $173, and occupancy rose 0.4 percent to 83.7 percent.

•
Net Income - Declined $4.0 million to $9.5 million, compared to the 2018 second quarter, driven by the loss on the sale of two hotels of $3.3 million. Net income per diluted share was $0.20 versus $0.29 for the same period a year earlier.

•	Adjusted EBITDA - Rose $1.0 million, or 2.8 percent higher than the 2018 second quarter, to $38.7 million, within the company’s guidance of $38.6-$40.0 million.

•
Adjusted FFO - Improved $0.3 million, to $27.7 million, versus $27.4 million in the 2018 second quarter. Adjusted FFO per diluted share was $0.58, within the company’s guidance of $0.58-$0.61 per share and down only $0.01 from the 2018 second quarter. The sale of the two western Pennsylvania hotels reduced Adjusted FFO per share by $0.01 in the quarter.

•	Operating Margins -For its 38 comparable hotels, hotel EBITDA margins were unchanged at 42.3 percent. Comparable gross operating profit margins only declined 20 basis points to 49.3 percent.

Consolidated Financial Results

The following chart summarizes the consolidated financial results for the three and six months ended June 30, 2019. RevPAR, ADR and occupancy for 2019 and 2018 are based on the 40 hotels owned as of June 30, 2019 ($ in millions, except per share, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income	$9.5	$13.5	$11.2	$16.4
Diluted net income per common share	$0.20	$0.29	$0.23	$0.35
RevPAR	$143	$145	$133	$135
ADR	$172	$174	$167	$169
Occupancy	83%	83%	79%	80%
Adjusted EBITDA	$38.7	$37.6	$65.7	$64.0
GOP Margin	48.9%	48.9%	46.5%	46.8%
Hotel EBITDA Margin	41.7%	41.5%	38.8%	39.1%
AFFO	$27.7	$27.4	$43.8	$43.9
AFFO per diluted share	$0.58	$0.59	$0.93	$0.95
Dividends per share	$0.33	$0.33	$0.66	$0.66

Operating Results

“Second quarter RevPAR finished below our guidance range as demand softened over the last half of the quarter, and business travel waned. June’s decline was exacerbated by the shift in demand related to July 4th,” said Jeffrey H. Fisher, Chatham’s president and chief executive officer. “As a result, our RevPAR ended the quarter slightly down compared to our expectation that RevPAR would rise 0.5 to 1.5 percent. Within the quarter at our 38 comparable hotels, RevPAR was down 0.2 percent in April, up 2.3 percent in May and down 2.8 percent in June.”

Chatham’s six largest markets comprise approximately 60 percent of its hotel EBITDA. Second quarter 2019 RevPAR performance for these key markets include:

•	Silicon Valley RevPAR improved 1.9 percent to $194 at its four hotels.

•	RevPAR at its two San Diego properties increased 4.0 percent to $169.

•	Washington, D.C. RevPAR rose 2.3 percent to $185 at its three hotels.

•	RevPAR at its three coastal hotels in Maine and New Hampshire advanced 5.3 percent, driven by strong leisure demand.

•	At its four Houston hotels, RevPAR dropped 11.1 percent as two hotels were under renovation for part of the quarter, as well as weak demand and new supply at the Medical Center.

•	The two Los Angeles-area hotels experienced a 2.7 percent RevPAR decline.

“Given the uncertain operating environment, as evidenced by the number of hotels where RevPAR declined in the quarter, we cautiously have reduced our RevPAR guidance, and combined with the sale of two hotels, reduced our FFO guidance for the second half of 2019,” Fisher concluded.

Second quarter gross operating profit margins at its 38 comparable hotels, which excludes two hotels opened in 2018, declined 20 basis points to 49.3 percent.

“Collaborating with Island Hospitality, we are rolling out initiatives to increase revenue and further reduce operating expenses, or at least minimize any increase as best possible,” said Dennis Craven, Chatham’s chief operating officer. “At our 38 comparable hotels, compared to the 2018 second quarter, other revenue was up $243 thousand or approximately seven percent. On the operating expense side, we implemented additional programs focused on reducing repairs and maintenance, and those costs were down $260 thousand in the quarter.

“With RevPAR declining in the quarter, the fact that we were able to minimize gross operating profit margin erosion to only 20 basis points at our 38 comparable hotels is noteworthy and reinforces the belief that we have a ‘best-in-class platform.’ Our margins remain the highest of all lodging REITs,” Craven noted.

On a per occupied room basis at its 38 comparable Island-managed hotels, payroll and benefits costs increased 3.6 percent in the 2019 second quarter.

“With unemployment at historical low levels and new supply poaching our trained employees, staffing remains the biggest headwind in our cost structure. On a per occupied room basis, the rate of increase in payroll and benefits rose above three percent this quarter. We must continue to find ways to reduce hours, with or without the help of our brands,” Craven stated.

Strategic Capital Recycling Program and Hotel Investments

During the second quarter, continuing its selective recycling strategy, the company sold the 105-room Courtyard by Marriott Altoona, Pa., as well as the 86-suite SpringHill Suites by Marriott Washington, Pa., for approximately $10 million. Inclusive of brand required improvements of over $4 million, Chatham sold the hotels at an approximate six percent net operating income capitalization rate (after an assumed annual capital reserve of four percent of total hotel revenues).

Also in the quarter, the company substantially completed the renovation of the Residence Inn Dedham, Mass., and commenced the renovations of the Residence Inn San Mateo, Calif., Courtyard by Marriott Houston, Texas (West University) and the Hampton Inn and Suites Houston, Texas (Medical Center).

Hotel under Development

Chatham is developing and has begun construction on a hotel in the Warner Center submarket of Los Angeles, Calif., on a parcel of land owned by the company. The company expects the total development costs to be approximately $65 million, inclusive of land of $6.6 million. Including land, the company has incurred costs to date of $10.8 million. The hotel will be well located within Warner Center, an urban community consisting of more than 10 million square feet of office space, approximately eight million square feet of retail space and 20,000 residents. The surrounding area employs more than 50,000 people. Under the Warner Center 2035 plan, it is expected to more than double these metrics.

“This is our first ground-up development since our inception, and we believe this development will provide incremental long-term returns for our shareholders,” Fisher emphasized. “For a couple of years, we have espoused development as part of our overall growth strategy. With that in mind, we reduced leverage since 2017 from 40 percent to our current level of 34 percent. Over that period, we have raised $225 million through asset sales and equity issuance, invested those proceeds into acquisitions of $201 million and provided ourselves the financial flexibility to execute on this component of our strategy.”

Capital Markets & Capital Structure

As of June 30, 2019, the company had net debt of $571.1 million (total consolidated debt less unrestricted cash). Total debt outstanding was $580.0 million at an average interest rate of 4.6 percent, comprised of $501.0 million of fixed-rate mortgage debt at an average interest rate of 4.7 percent and $79.0 million outstanding on the company’s $250 million senior unsecured revolving credit facility, which currently carries a 4.1 percent interest rate.

Chatham’s leverage ratio was approximately 34.2 percent on June 30, 2019, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed-rate debt is February 2024, with the earliest maturity in 2021. As of June 30, 2019, Chatham’s proportionate share of joint venture debt and unrestricted cash was $165.4 million and $3.5 million, respectively. At Chatham’s current leverage level, the borrowing cost under its credit facility is LIBOR plus 1.65 percent.

On June 30, 2019, as defined in the company’s credit agreement, Chatham’s fixed charge coverage ratio, including its interest in the two joint venture portfolios with Colony Capital, was 3.2 times, and total net debt to trailing 12-month corporate EBITDA was 5.5 times. Excluding its interest in the two joint ventures, Chatham’s fixed charge coverage ratio was 3.6 times, and net debt to trailing 12-month corporate EBITDA was 4.9 times.

Joint Venture Investments

During the 2019 second quarter, the Innkeepers and Inland joint ventures contributed Adjusted EBITDA and Adjusted FFO of approximately $4.9 million and $2.3 million, respectively, compared to the 2018 second quarter Adjusted EBITDA and FFO of approximately $5.1 million and $2.8 million, respectively. Adjusted EBITDA and Adjusted FFO were within the company’s previous guidance for the quarter. Adjusted EBITDA decreased slightly due to lower hotel operating results as RevPAR declined 0.2 percent, and the incremental year-over-year decrease in adjusted FFO is due to increased interest expense attributable to higher LIBOR borrowing rates.

Dividend

Chatham currently pays a monthly dividend of $0.11 per common share. Chatham’s estimated 2019 dividend per share of $1.32 represents approximately 73 percent of adjusted FFO per share based upon the midpoint of its 2019 guidance.

2019 Guidance

The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission.

The company’s current 2019 guidance reflects the following assumptions:

•	Industrywide RevPAR growth of 1 to 2 percent in 2019

◦	Marriott International forecast North American RevPAR growth of 1 to 3 percent; Hilton Hotels & Resorts estimated global RevPAR growth of 1 to 2 percent

◦	STR projected industry RevPAR growth of 2.0 percent

•	Full-year RevPAR is expected to be adversely impacted by approximately 65 basis points due to non-recurring demand related to the Boston area gas explosions in the 2018 fourth quarter

•	The loss in hotel operating income from the sale of the Courtyard by Marriott Altoona, Pa., and the SpringHill Suites by Marriott Washington, Pa.

•	Renovations commencing at the following hotels:

◦	Residence Inn San Mateo, Calif., Residence Inn Houston and Hampton Inn and Suites Houston, Texas, during the second quarter

◦	Residence Inn Fort Lauderdale, Fla., during the third quarter

◦	Residence Inn Sunnyvale, Calif., #2, in the fourth quarter

•	No additional acquisitions, dispositions, debt or equity issuance

The following bridges the company’s current midpoint of its 2019 Adjusted FFO per share to the guidance provided previously:

Previous 2019 Adjusted FFO per share	$1.85
Same store EBITDA decline	<0.04>
EBITDA from sale of assets	<0.02>
Reduced financing costs (including JVs)	0.02
Current 2019 Adjusted FFO per share	$1.81

	Q3 2019	2019 Forecast
RevPAR	$146 to $148	$133 to $134
RevPAR growth (40 comparable hotels)	-1.5% to 0.0%	-2.0% to -1.0%
Total hotel revenue	$87.7 to $88.9 M	$320 to $324 M
Net income	$11.0 to $13.0 M	$21.1 to $24.4 M
Net income per diluted share	$0.23 to $0.27	$0.44 to $0.51
Adjusted EBITDA	$37.1 to $39.1 M	$127.7 to $131.0 M
Adjusted FFO	$26.1 to $28.1 M	$84.0 to $87.3 M
Adjusted FFO per diluted share	$0.55 to $0.59	$1.77 to $1.84
Hotel EBITDA margins	39.7% to 40.7%	37.9% to 38.2%
Corporate cash administrative expenses	$2.3 M	$9.5 M
Corporate non-cash administrative expenses	$1.2 M	$4.8 M
Interest expense (excluding fee amortization)	$6.9 M	$27.5 M
Non-cash amortization of deferred fees	$0.3 M	$1.2 M
Chatham’s share of JV EBITDA	$4.5 to $5.1 M	$15.9 to $16.5 M
Chatham’s share of JV FFO	$2.0 to $2.6 M	$5.9 to $6.5 M
Weighted average shares/units outstanding	47.6 M	47.5 M

*Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA, Adjusted EBITDA and Hotel EBITDA margins are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call

The company will hold its second quarter 2019 conference later today at 10:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto either www.chathamlodgingtrust.com or www.streetevents.com or may participate in the conference call by dialing 1-877-407-0789 and referencing Chatham Lodging Trust. A recording of the call will be available by telephone until 11:59 p.m. ET on Wednesday, August 7, 2019, by dialing 1-844-512-2921, reference number 13692329. A replay of the conference call will be posted on Chatham’s website.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 135 hotels totaling 18,592 rooms/suites, comprised of 40 properties it wholly owns with an aggregate of 6,092 rooms/suites in 15 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,500 rooms/suites. Additional information about Chatham may be found at chathamlodgingtrust.com.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, (5) EBITDAre (6) Adjusted EBITDA and (7) Adjusted Hotel EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as prescribed by GAAP as a measure of its operating performance.

FFO As Defined by NAREIT and Adjusted FFO

The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures following the same approach. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures its performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the property level performance of its hotel properties. The company believes that these items reflect historical cost of its asset base and its acquisition and disposition activities and are less reflective of its ongoing operations, and that by adjusting to exclude the effects of these items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report using the NAREIT definition.
The company calculates Adjusted FFO by further adjusting FFO for certain additional items that are not addressed in NAREIT’s definition of FFO, including other charges (2018 includes expenses related to the previously planned Silicon Valley expansions that the Company is no longer actively pursuing), losses on the early extinguishment of debt and similar items related to its unconsolidated real estate entities that it believes do not represent costs related to hotel operations. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA

The company calculates EBITDA for purposes of the credit facility debt as net income or loss excluding: (1) interest expense; (2) provision for income taxes, including income taxes applicable to sale of assets; (3) depreciation and amortization; and (4) unconsolidated real estate entity items including interest, depreciation and amortization excluding gains and losses from sales of real estate. The company believes EBITDA is useful to investors in evaluating and facilitating comparisons of its operating performance because it helps investors compare the company’s operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company calculates EBITDAre in accordance with NAREIT guidelines, which defines EBITDAre as net income or loss excluding interest expense, income tax expense, depreciation and amortization expense, gains or losses from sales of real estate, impairment, and adjustments for unconsolidated joint ventures. We believe that the presentation of EBITDAre provides useful information to investors regarding the Company's operating performance and can facilitate comparisons of operating performance between periods and between REITs.

The company calculates Adjusted EBITDA by further adjusting EBITDA for certain additional items, including other charges (2018 includes expenses related to the previously planned Silicon Valley expansions that the Company is no longer actively pursuing), losses on the early extinguishment of debt, amortization of non-cash share-based compensation and similar items related to its unconsolidated real estate entities, which it believes are not indicative of the performance of its underlying hotel properties entities. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that report similar measures.

Adjusted Hotel EBITDA is defined as net income before interest, income taxes, depreciation and amortization, corporate general and administrative, impairment loss, loss on early extinguishment of debt, interest and other income and income or loss from unconsolidated real estate entities. The Company presents Adjusted Hotel EBITDA because the Company believes it is useful to investors in comparing its hotel operating performance between periods and comparing its Adjusted Hotel EBITDA margins to those of our peer companies. Adjusted Hotel EBITDA represents the results of operations for its wholly owned hotels only.

Although the company presents FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs that report similar measures, these measures have limitations as analytical tools. Some of these limitations are:

•
FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect funds available to make cash distributions;

•
EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its ongoing operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO, Adjusted EBITDA and Adjusted Hotel EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•
Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA differently than the company does, limiting their usefulness as a comparative measure.

In addition, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA do not represent cash generated from operating activities as determined by GAAP and should not be considered as alternatives to net income or loss, cash flows from operations or any other operating performance measure prescribed by GAAP. FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA are not measures of the Company’s liquidity. Because of these limitations, FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. The Company compensates for these limitations by relying primarily on its GAAP results and using FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA only supplementally. The Company’s consolidated financial statements and the notes to those statements included elsewhere are prepared in accordance with GAAP.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA, EBITDAre, Adjusted EBITDA and Adjusted Hotel EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a Fourth-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date hereof, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2019	December 31, 2018
	(unaudited)
Assets:
Investment in hotel properties, net	$1,347,891	$1,373,773
Investment in hotel properties under development	10,776	—
Cash and cash equivalents	8,847	7,192
Restricted cash	18,065	25,145
Investment in unconsolidated real estate entities	20,915	21,545
Right of use asset, net	21,576	—
Hotel receivables (net of allowance for doubtful accounts of $296 and $264, respectively)	7,475	4,495
Deferred costs, net	4,672	5,070
Prepaid expenses and other assets	4,482	2,431
Deferred tax asset, net	58	58
Total assets	$1,444,757	$1,439,709
Liabilities and Equity:
Mortgage debt, net	$499,403	$506,316
Revolving credit facility	79,000	32,000
Accounts payable and accrued expenses	29,843	31,692
Distributions and losses in excess of investments of unconsolidated real estate entities	10,097	6,582
Lease liability, net	23,922	—
Distributions payable	5,895	5,846
Total liabilities	648,160	582,436
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at June 30, 2019 and December 31, 2018	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 46,918,383 and 46,525,652 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	469	465
Additional paid-in capital	904,069	896,286
Retained earnings (distributions in excess of retained earnings)	(119,049)	(99,285)
Total shareholders’ equity	785,489	797,466
Noncontrolling interests:
Noncontrolling interest in Operating Partnership	11,108	9,952
Total equity	796,597	807,418
Total liabilities and equity	$1,444,757	$1,389,854

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenue:
Room	$79,970	$78,274	$148,055	$144,525
Food and beverage	2,535	2,212	4,962	4,310
Other	3,934	3,527	7,610	6,554
Cost reimbursements from unconsolidated real estate entities	1,435	1,361	2,926	2,900
Total revenue	87,874	85,374	163,553	158,289
Expenses:
Hotel operating expenses:
Room	16,372	15,945	31,942	30,499
Food and beverage	2,120	1,739	4,129	3,479
Telephone	410	415	843	874
Other hotel operating	971	796	1,910	1,517
General and administrative	6,574	6,783	12,741	12,814
Franchise and marketing fees	6,984	6,575	12,916	12,100
Advertising and promotions	1,485	1,485	3,018	3,050
Utilities	2,525	2,446	5,275	5,146
Repairs and maintenance	3,431	3,637	7,042	7,261
Management fees	2,892	2,807	5,436	5,243
Insurance	365	339	702	672
Total hotel operating expenses	44,129	42,967	85,954	82,655
Depreciation and amortization	12,999	11,921	25,771	23,958
Property taxes, ground rent and insurance	6,242	6,180	12,409	11,955
General and administrative	3,611	3,547	7,125	7,169
Other charges	25	264	42	250
Reimbursed costs from unconsolidated real estate entities	1,435	1,361	2,926	2,900
Total operating expenses	68,441	66,240	134,227	128,887
Operating income before gain (loss) on sale of hotel property	19,433	19,134	29,326	29,402
Loss on sale of hotel property	(3,300)	(1)	(3,300)	(18)
Operating income	16,133	19,133	26,026	29,384
Interest and other income	66	15	121	17
Interest expense, including amortization of deferred fees	(7,131)	(6,667)	(14,328)	(13,298)
Income (loss) from unconsolidated real estate entities	457	1,004	(666)	250
Income before income tax expense	9,525	13,485	11,153	16,353
Income tax expense	—	—	—	—
Net income	9,525	13,485	11,153	16,353
Net income attributable to noncontrolling interests	(88)	(100)	(103)	(120)
Net income attributable to common shareholders	$9,437	$13,385	$11,050	$16,233

Income per Common Share - Basic:
Net income attributable to common shareholders	$0.20	$0.29	0.23	$0.35
Income per Common Share - Diluted:
Net income attributable to common shareholders	$0.20	0.29	$0.23	0.35
Weighted average number of common shares outstanding:
Basic	46,760,016	45,867,625	46,658,973	45,811,023
Diluted	46,976,999	46,084,688	46,855,916	46,006,561
Distributions paid per common share:	$0.33	$0.33	$0.66	$0.66

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Funds From Operations (“FFO”):
Net income	$9,525	$13,485	$11,153	$16,353
Loss on sale of hotel property	3,300	1	3,300	18
Depreciation	12,937	11,863	25,647	23,841
Adjustments for unconsolidated real estate entity items	1,881	1,757	3,700	3,434
FFO attributable to common share and unit holders	27,643	27,106	43,800	43,646
Other charges	25	264	42	250
Adjustments for unconsolidated real estate entity items	5	3	5	15
Adjusted FFO attributable to common share and unit holders	$27,673	$27,373	$43,847	$43,911
Weighted average number of common shares and units
Basic	47,222,414	46,230,092	47,095,412	46,158,176
Diluted	47,439,397	46,447,156	47,292,355	46,353,714

	For the three months ended		For the six months ended
	June 30,		June 30,
	2019	2018	2019	2018
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income	$9,525	$13,485	$11,153	$16,353
Interest expense	7,131	6,667	14,328	13,298
Depreciation and amortization	12,999	11,921	25,771	23,958
Adjustments for unconsolidated real estate entity items	4,418	4,052	8,773	7,962
EBITDA	34,073	36,125	60,025	61,571
Loss on sale of hotel property	3,300	1	3,300	18
EBITDAre	37,373	36,126	63,325	61,589
Other charges	25	264	42	250
Adjustments for unconsolidated real estate entity items	18	25	20	14
Share based compensation	1,238	1,196	2,297	2,114
Adjusted EBITDA	$38,654	$37,611	$65,684	$63,967

CHATHAM LODGING TRUST
ADJUSTED HOTEL EBITDA
(In thousands, except share and per share data)

		For the three months ended		For the six months ended
		June 30,		June 30,
		2019	2018	2019	2018

Net Income		$9,525	$13,485	$11,153	$16,353
Add:	Interest expense	7,131	6,667	14,328	13,298
	Depreciation and amortization	12,999	11,921	25,771	23,958
	Corporate general and administrative	3,611	3,547	7,125	7,169
	Other charges	25	264	42	250
	Loss from unconsolidated real estate entities	—	—	666	—
	Loss on sale of hotel property	3,300	1	3,300	18
Less:	Interest and other income	(66)	(15)	(121)	(17)
	Income from unconsolidated real estate entities	(457)	(1,004)	—	(250)
	Adjusted Hotel EBITDA	$36,068	$34,866	$62,264	$60,779